Coopers & Lybrand L.L.P.
a professional services firm
600 Congress Avenue
Suite 1800
Austin, Texas 78701-3266
telephone (512) 477-1300
facsimile (512) 477-8681



November 14, 1997


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549


Gentlemen:

We have read the statements made by Powercold Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report for the month of November 14, 1997. We agree with the statements concerning our Firm in such Form 8-K.



Very truly yours,

/s/Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.








Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand International, a

Swiss limited liability association.